EXHIBIT 21
SUBSIDIARIES
Safety & Ecology Holdings Corporation
2800 Solway Road
Knoxville, TN 37931
www.sec-tn.com
Nexus Technologies Group, Inc.
7 West Cross Street
Hawthorne, NY 10532
www.nexusna.com
Polimatrix, Inc.
1005 North Glebe Road
Suite 550
Arlington, VA 22201
www.polimatrix.com